FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
May 11, 2015	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Reports First Quarter Results

Salt Lake City, May 11, 2015 – FX Energy, Inc. (NASDAQ: FXEN) today announced financial results for its first quarter ended March 31, 2015.  The Company reported a first quarter net loss of $18.9 million, or $(0.36) per share.  This compares to a net loss of $1.0 million, or $(0.02) per share, for the first quarter of 2014.  Included in the Company’s quarterly results were noncash, intracompany foreign exchange losses of $14.3 million and $1.2 million in 2015 and 2014, respectively.  Without the foreign exchange losses, the Company would have recorded a net loss of $4.6 million for the quarter ended March 31, 2015, and net income of $0.3 million for the quarter ended March 31, 2014.

Lower Polish Gas Prices and a Strong Dollar Lead to Revenue Declines

Total revenues for the first quarter of both 2015 and 2014 were $6.6 million and $9.5 million, respectively.  Oil and gas revenues decreased by approximately $2.9 million from quarter to quarter.  Lower oil and natural gas prices and lower production caused the decline.

The average price received in Poland for the first quarter of 2015 was $5.96 per thousand cubic feet, or Mcf, compared to $7.42 per Mcf for the first quarter of 2014.  Two factors contributed to the decrease in average prices.  First, the Polish low-methane tariff, which serves as the reference price for the Company’s gas sales agreements, was 6.1% lower during February and March of 2015.  Second, period-to-period strength in the U.S. dollar against the Polish zloty decreased the Company’s dollar-denominated gas prices.  The average exchange rate during the first quarter of 2015 was 3.73 zlotys per dollar.  The average exchange rate during the first quarter of 2014 was 3.06 zlotys per dollar, a change of approximately 22%.

Oil revenues of $386,000 in the first quarter of 2015 were 58% lower than $920,000 during the first quarter of 2014.  Oil prices averaged $35.06 per barrel in the first quarter of 2015, compared to $76.91 per barrel in the same quarter of 2014.  Oil production decreased by 8% over 2014 levels.  Currently all of the Company’s oil production is in the United States, mostly from a relatively small oil field in Montana.  This oil is a relatively heavy grade of crude and sells at a discount to the standard WTI price.

Total net oil and gas production during the first quarter of 2015 was 1,115 million cubic feet equivalent (Mmcfe), a daily average of 12.4 Mmcfe.  First quarter 2014 production was 1,229 Mmcfe, a daily average of 13.6 Mmcfe.  Production declines at the Company’s Roszkow and Komorze wells contributed to the lower production figures in 2015.

Operating Cash Declines Due to Lower Revenues

Net cash used in operating activities was $2.3 million during the first quarter of 2015, compared to net cash provided by operating activities of $4.4 million during the 2014 first quarter.  Lower revenues and higher exploration expenses during the first quarter of 2015 caused the reduction in cash flows from operating activities.

Noncash Charges Continue to Vary

The noncash foreign exchange losses of $14.3 million and $1.2 million for the first quarters of 2015 and 2014, respectively, are included in other income and expense.  These figures come primarily from recognition of losses on U.S. dollar-denominated, intercompany loans from FX Energy, Inc., to FX Poland, its wholly owned subsidiary.  These are noncash gains and losses and could vary greatly depending upon future exchange-rate changes.

Earnings Conference Call Today, Monday, May 11, 2015, at 4:30 PM EDT (2:30 PM MDT)

The Company will host a conference call and webcast May 11, 2015, to discuss 2015 first quarter results and update operational items at 4:30 p.m. Eastern Daylight Time.  Conference call information is as follows:  US dial-in-number: 877-440-5788; International dial-in-number: 719-325-4767; Passcode: 2009817.  Request: FX Energy, Inc. Conference Call.

The call will also be webcast live and interested parties may access the webcast through FX Energy’s homepage at www.fxenergy.com.  For those who are unable to participate in the live call, a rebroadcast will be available through the Company’s website for two weeks beginning one hour after the completion of the call.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the United States and Poland.  The Company’s main exploration and production activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Select Market under the symbol FXEN.  Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction, or other projects or operations may be subject to the successful completion of technical work; environmental, governmental, or partner approvals; equipment availability; or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned, or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration, it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential, or likelihood of discovery respecting exploration targets are certainly not guarantees of discovery, the actual presence or recoverability of hydrocarbons, or the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.

FX ENERGY, INC., AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)
(in thousands)

	March 31, 2015	December 31, 2014
ASSETS

Current assets:
Cash and cash equivalents	$6,905	$11,232
Marketable securities	6,964	7,313
Receivables:
Accrued oil and gas sales	2,731	2,948
Joint interest and other receivables	633	551
Value-added tax receivable	30	895
Inventory	97	97
Other current assets	307	415
Total current assets	17,667	23,451

Property and equipment, at cost:
Oil and gas properties (successful-efforts method):
Proved	61,187	65,621
Unproved	1,887	1,991
Other property and equipment	12,691	12,738
Gross property and equipment	75,765	80,350
Less accumulated depreciation, depletion, and amortization	(27,105)	(26,867)
Net property and equipment	48,660	53,483

Other assets:
Certificates of deposit	406	406
Loan fees	1,327	1,553
Total other assets	1,733	1,959

Total assets	$68,060	$78,893

-Continued-

FX ENERGY, INC., AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)
(in thousands, except share data)
-Continued-

	March 31, 2015	December 31, 2014
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,082	$5,036
Accrued liabilities	233	821
Accrued dividends	463	463
Total current liabilities	3,778	6,320

Long-term liabilities:
Notes payable	50,000	50,000
Asset retirement obligation	1,939	1,989
Total long-term liabilities	51,939	51,989

Total liabilities	55,717	58,309

Commitments and Contingencies (Note 6)

Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized;
800,000 shares outstanding as of March 31, 2015 and December 31, 2014	1	1
Common stock, $0.001 par value, 100,000,000 shares authorized;
54,870,587 and 54,401,967 shares issued and outstanding as of
March 31, 2015 and December 31, 2014, respectively	55	54
Additional paid-in capital	249,460	248,186
Cumulative translation adjustment	39,912	30,072
Accumulated other comprehensive loss	(66)	(67)
Accumulated deficit	(277,019)	(257,662)
Total stockholders’ equity	12,343	20,584

Total liabilities and stockholders’ equity	$68,060	$78,893

FX ENERGY, INC., AND SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Income (Loss)
(Unaudited)
(in thousands, except per share amounts)

	For the Three Months
	Ended March 31,
	2015	2014
Revenues:
Oil and gas sales	$6,634	$9,508
Oilfield services	1	5
Total revenues	6,635	9,513
Operating costs and expenses:
Lease operating expenses	925	1,109
Exploration costs	4,997	3,320
Property impairments	370	46
Oilfield services costs	126	128
Depreciation, depletion, and amortization	1,497	1,358
Accretion expense	30	24
Stock compensation	546	679
General and administrative costs	2,158	1,953
Total operating costs and expenses	10,649	8,617
Operating income (loss)	(4,014)	896

Other income (expense):
Interest expense	(648)	(656)
Interest and other income	37	14
Foreign exchange loss	(14,269)	(1,216)
Total other expense	(14,880)	(1,858)

Net loss	(18,894)	(962)

Other comprehensive loss:
Increase (decrease) in market value of available for sale marketable securities	1	--
Foreign currency translation adjustment	9,841	606
Comprehensive loss	$(9,052)	$(356)

Dividends on preferred stock	(463)	--
Net loss attributable to common stockholders	(19,357)	(962)

Basic and diluted net loss per common share
Basic	$(0.36)	$(0.02)
Diluted	$(0.36)	$(0.02)
Weighted average common shares outstanding
Basic	54,223	53,232
Diluted	54,223	53,232

FX ENERGY, INC., AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	For the Three Months Ended
	March 31,
	2015	2014
Cash flows from operating activities:
Net loss	$(18,894)	$(962)
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation, depletion, and amortization	1,497	1,358
Accretion expense	30	24
Property impairment	370	--
Amortization of bank fees	104	127
Stock compensation	546	679
Foreign exchange losses	14,253	1,213
Common stock issued for services	729	655
Increase (decrease) from changes in working capital items:
Receivables	723	3,531
Inventory	--	(2)
Other current assets	102	(102)
Accounts payable and accrued liabilities	(1,805)	(2,121)
Net cash (used in) provided by operating activities	(2,345)	4,400

Cash flows from investing activities:
Additions to oil and gas properties	(1,367)	(5,975)
Sales of marketable securities	350
Additions to other property and equipment	(192)	(232)
Net cash used in investing activities	(1,209)	(6,207)

Cash flows from financing activities:
Proceeds from notes payable	--	5,000
Payment of preferred stock dividends	(463)	--
Net cash (used in) provided by financing activities	(463)	5,000

Effect of exchange rate changes on cash	(310)	(88)

Net increase (decrease) in cash	(4,327)	3,105
Cash and cash equivalents at beginning of year	11,232	11,153

Cash and cash equivalents at end of period	$6,905	$14,258